UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  Aug 4, 2006

ABLEAUCTIONS.COM, INC.

(Exact name of Registrant as specified in charter)

Florida

000-28179

59-3404233

(State or other jurisdiction

           (Commission File Number)

(IRS Employer

of incorporation)

Identification Number)

1963 Lougheed Highway

Coquitlam, British Columbia Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.02.

Results Of Operations And Financial Condition.

On August 4, 2006, Ableauctions.com, Inc. (the “Registrant”) sent a letter to its stockholders that included information related to its operating results for the first six months of 2006.  The complete text of the letter is attached to this Current Report on Form 8-K as Exhibit 99.

Item 7.01

Regulation FD Disclosure.

See Item 2.01 above.

Item 9.01

Financial Statements and Exhibits.

Exhibit 99

Letter to Stockholders dated July 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

Abdul Ladha, Chief Executive Officer

Dated:  August 4, 2006

Exhibit 99

Ableauctions.com Inc.

1963 Lougheed Highway, Coquitlam, B.C. V3K 3T8

604-521-3369 or Fax: 604-521-4911

July 21, 2006

The 2006 Annual General Meeting of the shareholders of Ableauctions.com, Inc. will be held at 11:00 am on Friday, September 29, 2006, at Suite 1000 - 595 Burrard Street, Vancouver, British Columbia.   In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities and will provide you with an opportunity to discuss matters of interest to you as a shareholder.

We hope that you will be able to attend our Annual Meeting.  However, whether or not you plan to attend, please sign, date, and promptly return the enclosed proxy by mail, or fax it to us to ensure that your shares are represented.

2005 In Review - 2005 was a pivotal and exciting time for Ableauctions. It was the year that we built on the solid foundation that we laid in previous years - a foundation on which to build an exciting technology company.  In the process, we made significant progress towards accomplishing many of our objectives and milestones.

Live Auctions and Technology - In the area of live auctions and technology, it was a year of significant achievements.  We met most of the goals we set at the beginning of the year and surpassed a number of strategic objectives.

We increased revenues from live auctions in 2005 by approximately 40% from 2004, to over $500,000.  Revenues from live auctions for the year ending 2006 are expected to be higher.  As of June 30, 2006, live auction revenues were 75% higher year-to-date compared to the same period in 2005.

We also increased the number of auction sessions we facilitated in 2005 by approximately 63% from 2004.  We facilitated approximately 708 auction sessions in 2005 compared to 435 sessions in 2004.  The number of auction sessions are also projected to be higher in 2006.  As of June 30, 2006, we had already recorded 570 auction sessions compared to 350 during the same period in 2005.

The total bidder base in 2005 grew dramatically.  At the end of 2004, the total bidder base was 32,779 bidders.  At the end of 2005, the total bidder base was 80,578.  In the first six moths of 2006, the total bidder base is at 122,321.

Liquidation Business - Revenues from our liquidation business dropped slightly in 2005, but have rebounded back sharply in the first two quarters of 2006.  We had annual revenues of approximately $3.3 million in 2005 compared to revenues of $3.5 in 2004.   Revenues from our liquidation business for the year 2006 are projected to be higher.  In the first two quarters of 2006, revenues from our liquidation business have already exceeded $3.0 million.

Acquisitions and Investments - We have not been successful in finding suitable companies to acquire.  In order to increase shareholder value, we will continue to invest any excess capital we have including, if we deem it to be in the best interests of our shareholders, by repurchasing and retiring some of our stock in the marketplace.  Income from our investments in 2005 increased to $773,572 from $650,795 in 2004.

Our shareholders’ equity in 2005, defined as the value of the Company’s assets minus its liabilities, increased to $12,789,331 compared to $11,574,756 in 2004.

Our consolidated revenues and net income in 2005 remained almost unchanged from the previous year.  We had revenues of $4,428,912 and net earnings of $437,182.  We expect sales and revenue figures for 2006 to surpass those of 2005.

Our Drive - Our mission is to be a world leader in providing liquidation and merchandising services and we believe that our long term success in this area depends on our continued innovation and integration of technologies and services for auctioneers and liquidators worldwide.

We have managed to attract some of the world’s leading companies to partner with in strategically delivering our services and technology, and we have established an experienced management team, all dedicated towards building a significant technology company globally.

With innovative technology, good management and the support of our shareholders, we look forward to achieving our goals in the coming years.

On behalf of the Board of Directors, I would like to acknowledge the dedication, commitment and hard work of all our employees and consultants.  It is a privilege to be associated with them and to serve you, our shareholders.

Yours Faithfully,

/s/ Abdul Ladha

Abdul Ladha

President and Chief Executive Officer